Exhibit 99.1

Contact:                      Darris Gringeri                                                      Investor Relations
Media Relations                                                      (310) 964-0808
(212) 205-0882

DIRECTV Holdings LLC Completes $3.0 Billion Financing

EL SEGUNDO, Calif., Mar 11, 2010 (BUSINESS WIRE) -- DIRECTV Holdings LLC (the "Company"), an indirect subsidiary of DIRECTV (NASDAQ:DTV), announced today that it has completed its previously announced $3.0 billion debt financing.  This financing consists of $1.2 billion in 3.550% Senior Notes due 2015, $1.3 billion in 5.200% Senior Notes due 2020 and $0.5 billion in 6.350% Senior Notes due 2040.  The Company has received net proceeds of approximately $2.98 billion from this financing and intends to use the net proceeds for general corporate purposes, which will include the repayment of all of the Company's Term Loan C issued under its senior secured credit facility, and may include a distribution to its parent, DIRECTV, for its share repurchase plan and other corporate purposes.

The senior notes were sold pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, and have not been registered in the United States under the Securities Act or in any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the senior notes.

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DIRECTV HOLDINGS LLC COMPLETES $3.0 BILLION FINANCING
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Cautionary Statement Concerning Forward-looking statements

NOTE: This release may include or incorporate by reference certain statements that we believe are, or may be considered to be, "forward-looking statements" within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as "believe," "expect," "estimate," "anticipate," "intend," "plan," "foresee," "project" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Such risks and uncertainties include, but are not limited to: economic conditions; product demand and market acceptance; ability to simplify aspects of our business model, improve customer service, create new and desirable programming content and interactive features, and achieve anticipated economies of scale; government action; competition; the outcome of legal proceedings; ability to achieve cost reductions; ability of third parties to timely perform material contracts; ability to renew programming contracts under favorable terms; technological risk; limitations on access to distribution channels; the success and timeliness of satellite launches; in-orbit performance of satellites, including technical anomalies; loss of uninsured satellites; theft of satellite programming signals; and our ability to access capital to maintain our financial flexibility. We urge you to consider these factors carefully in evaluating the forward-looking statements.

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